Exhibit 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 29, 2000 by and between UTSC Sub Acquisition, Inc. (the “Company”) and Ricardo A. Balda (the “Executive”).

     WHEREAS, the Company desires to obtain the services of the Executive, and the Executive is willing to render such services to the Company, upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein; and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.     Employment. Upon the other terms and conditions hereinafter stated, the Company agrees to employ the Executive and the Executive agrees to accept employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof. Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent.

     2.     Term. The employment of the Executive by the Company will commence on January 2, 2001 and end on the fifth anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 90 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

     3.     Positions and Duties.

               (a)     The Executive shall serve as co-Chief Executive Officer of the Company, with such duties and responsibilities as are normally performed by the Chief Executive Officer of a medical device/telemedicine services company and as otherwise assigned by the Board of Directors from time to time that are consistent with duties and responsibilities as are normally performed by the Chief Executive Officer. The Executive shall at all times exert his best efforts and loyalty on behalf of the Company. Unless otherwise provided herein, the Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company, including, without limitation, the United Therapeutics Corporation Company Manual, the United Therapeutics Corporation Securities Trades by Company Personnel Policy and the United Therapeutics Corporation Media and Analysts Policy. Martine Rothblatt, the Chairman and CEO of United Therapeutics Corporation, will serve as the Company’s other co-CEO. In the event that Martine Rothblatt ceases to serve as

Chairman or CEO of UT, then the Executive shall serve as the sole CEO of the Company.

               (b)     United Therapeutics Corporation shall cause the number of members of its Board of Directors to be increased by one and shall cause the Executive to be appointed to fill such newly created directorship.

     4.     Compensation and Related Matters.

               (a)     For services rendered under this Agreement, the Company shall pay to the Executive an initial annual base salary of Two Hundred Thousand Dollars ($200,000) (the “Base Salary’), subject to increase, which shall be considered and determined by the Board of Directors of the Company, in its sole discretion, on or before any anniversary date of this Agreement. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures, but not less often than monthly. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

               (b)     The Executive shall be entitled to participate in any group life, disability and medical insurance or other benefit plan or arrangement available generally to the employees of the Company as determined by the Board of Directors; provided however, the Company shall allow Employee to become eligible to participate in such programs under the shortest eligibility period allowable under the relevant documents or other applicable laws. Unless otherwise provided herein, the Executive shall be entitled to participate in other benefit plans as are generally provided by United Therapeutics Corporation to Chief Executive Officers of its subsidiaries and to its Board of Directors, including, but not limited to, other cash and stock option bonus plans.

               (c)     As an inducement to executive to enter into this Agreement, Executive shall be granted within thirty days of Closing an option to purchase 40,000 shares of the common stock of United Therapeutics Corporation outside of the Company’s Equity Incentive Plan priced at the NASDAQ closing price on the date of this Agreement, with vesting in one-fourth increments on each anniversary of this Agreement. Executive shall enter into a separate stock option agreement with United Therapeutics Corporation setting forth the terms of this option grant.

               (d)     The Executive shall be entitled to participate in the Company’s Employee Incentive Bonus Pool adopted by the Company as of the date of this Agreement and contemplated by that Employee Incentive Bonus Pool Agreement dated December 28, 2000. Executive shall be entitled to receive one-third of the amounts funded and/or paid under paragraph 1 of the Employee Incentive Bonus Pool Agreement dated December 28, 2000. Executive shall also be entitled to participate in any other bonus compensation program as are generally provided by United

Therapeutics Corporation to its Chief Executive Officers, Board of Directors or employees.

     5.     Expenses. The Executive shall be reimbursed by the Company for reasonable and ordinary business expenses incurred by the Executive in the performance of his responsibilities and the promotion of the Company’s businesses and accounted for in accordance with the Company’s normal practices, including, without limitation, travel and lodging, parking at or near the Company’s offices, phone charges, club memberships and dues, meals and other expenses, as approved from time to time by the Board of Directors. In addition, the Company shall also provide the Executive with a monthly automobile allowance equal to the amount of the Executive’s lease payments on his current automobile, a BMW540, which lease matures in December 2000, but not to exceed $1,000 per month. Thereafter, the Company shall lease a comparable automobile for use of the Executive through the end of the Initial Term or, if applicable, the end of any Additional Terms. The Company shall also pay the reasonable and ordinary fees for The Executive Committee, a support organization for CEOs.

     6     Vacation. The Executive shall be entitled to five (5) weeks of vacation each year at such time or times and for such period or periods as shall be mutually agreed upon by the Executive and the Company.

     7.     Termination of Employment.

               (a)     The Executive’s employment hereunder shall terminate upon the Executive’s death.

               (b)     The Company may terminate the Executive’s employment hereunder as set forth in Section 2 above, and under the following circumstances:

                         (i)     If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been unable to perform all of the Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, which inability shall continue for more than three (3) consecutive months, the Company may terminate the Executive’s employment hereunder.

                         (ii)     The Company may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) negligence, malfeasance, willful misconduct or fraud on the part of the Executive in the performance of his Duties hereunder and the failure of the Executive, within 10 days after receipt of notice from the Company setting forth in reasonable detail the nature of the Executive’s alleged negligence, malfeasance, willful misconduct or fraud, (i) to provide the Company with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to reasonably correct to the satisfaction of the Company any such misconduct; (B) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (C) misappropriation of the Company funds or misuse of the Company’s assets by Executive.

               (c)     The Executive may terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment hereunder upon (A) the change in control of United Therapeutics Corporation or the Company by any means including, but not limited to, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of United Therapeutics Corporation or the Company, whether by merger, consolidation, purchase, lease or otherwise; or (B) the filing for bankruptcy or dissolution proceedings by United Therapeutics Corporation or the Company.

               (d)     Any termination of the Executive’s employment by the Company or by the Executive (other than pursuant to Section 7(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12(c) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

               (e)     For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 7(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated pursuant to Section 7(b)(ii) hereof, the date specified in the Notice of Termination which date, in the case of termination for negligent performance, shall not be sooner than thirty (30) days from the date of the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given; provided however, the date provided in such Notice of Termination shall not be less than 90 days after the Notice of Termination is sent pursuant to Section 12(c) hereof.

     8.     Compensation Upon Termination.

               (a)     If the Executive’s employment is terminated by the Executive’s death, the Company shall continue to pay to the Executive’s estate or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the end of the calendar year following the Executive’s death at the rate in effect at the time of the Executive’s death and all other unpaid amounts, if any, to which the Executive is entitled as of such date in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 4 hereof, at the time such payments are due.

               (b)     During any period that the Executive fails to perform the Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company, at the time such payments are due; provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

               (c)     If the Executive shall terminate the Executive’s employment other than for Good Reason as provided in Section 7(c) hereof or the Company terminates the Executive’s employment for Cause as provided in Section 7(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement. If the Company terminates the Executive’s employment other than for Cause as provided in Section 7(b)(ii) hereof, Executive shall continue to receive payments under the Company’s Employee Incentive Bonus Pool for the full term the Pool is in existence.

               (d)     If the Company terminates this Agreement without Cause or if the Executive terminates this Agreement for Good Reason as provided for in paragraph 7 above, then the Executive shall receive the following termination benefits: (1) an amount equal to the Executive’s then current Base Salary, plus (2) the greater of $70,000 or the amount of Executive’s most recent annual bonus paid under Section 4(d) (collectively (1) and (2) hereinafter referenced as “Termination Benefits”) for each year of the period ending on the earlier of (i) five (5) years from the date of such termination, or (ii) the tenth (10th) anniversary date following the execution of this Agreement by both parties. The Termination Benefits shall be paid in such manner as normally and customarily are paid by the Company. If the Company terminates this Agreement at the end of the Initial Term or at the end of any Additional Term, then the Executive shall be entitled to receive the Termination Benefits for each year of the period between such termination and January 1, 2011.

     9.     Intellectual Property Rights. Because of the highly specialized and technical nature of the business of the Company and the nature and scope of Executive’s employment, Executive agrees that any and all rights, title, and interest, including but not limited to domestic and foreign patents, copyrights, trademarks and trade secrets, in and to all inventions, processes, computer programs, photographic, written or artistic works, or other forms of intellectual property (“Intellectual Property”) which employee makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement in the furtherance of the Company’s business and in connection with specific Company projects as defined in Paragraph 10 below (whether or not made during the hours of employment or with the use of

Company’s materials, facilities or personnel, either solely or jointly with others), or after termination of employment if such Intellectual Property is based upon Confidential Information, shall be the sole and exclusive property of the Company, and its respective successors, licensees, and assigns. Neither this Paragraph nor any of its subparts shall apply to any invention developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or Confidential Information, except for those items and inventions that either: (i) relate, at the time of conception or reduction to practice of the invention, to the Company’s business or any of the products or services being developed, manufactured, sold or licensed by the Company or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Executive for the Company. In full consideration of the compensation provided to Executive by the Company, Executive agrees to each and all of the following:

               (a)     Work Made for Hire. Executive acknowledges and agrees that all works of authorship created by Executive as an employee of the Company is a commissioned “work for hire” within the meaning of United States copyright law which will be owned solely and exclusively by the Company. If the work is determined not to be a “work for hire” or such doctrine is not effective, Executive hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to the work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against the Company, its distributors and licensees or, if necessary, exclusively license such right, worldwide to the Company with the right to sublicense. These rights are assignable by the Company. Executive has not and hereby does not transfer any Intellectual Property rights owned or held solely by Executive to the Company relating to periods prior to the date of this Agreement and retains all rights to same provided, however, that Executive acknowledges that Intellectual Property rights that he created as an employee of Medicomp, Inc, or Telemedical Procedures, LLC. prior to the date of this Agreement, and not otherwise previously assigned or transferred prior to the date of this Agreement pursuant to the attached schedule, are solely owned by the Company as a work made for hire.

               (b)     Original Work. Executive agrees that Executive will not include any copyrighted or patented material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the copyright or patent owner unless specific written approval of the Company for inclusions of such copyrighted or patented material is secured in advance. Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to the Company in the course of Executive’s employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.

               (c)     Applications for Patent, Copyrights and Trademarks. Executive shall, if the Company so decides at its sole discretion and expense, apply for United States and foreign letters patent, copyrights, and/or trademarks, either in Executive’s name or as the Company in its sole discretion may direct. Executive hereby grants the Company the exclusive right, and appoints the Company as Executive’s attorney-in-fact, to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to the Company, without charge to the Company but at the Company’s expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company to vest in the Company or any other party nominated by the Company, or otherwise to protect, the exclusive rights conveyed and/or granted to the Company pursuant to this Agreement. Executive’s duty to support the Company’s claim of rights in patents, copyrights, or trademarks claimed by the Company, and resulting from Executive’s service to the Company as its employee, shall continue for the life of any such patent, copyright or trademark.

               (d)     Assignment. Except as otherwise may be agreed by the parties in a signed writing, Executive agrees to assign to the Company and its respective successors, licensees, and assigns, all of Executive’s rights, title and interests in and to the Intellectual Property governed by this Agreement and all rights, title, and interests in and to United States and foreign letters patent, copyrights, and trademarks resulting therefrom. Executive acknowledges this provision and understands fully its implications and meaning.

               (e)     Use. The Company and its respective successors, licensees, and assigns, shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement or created by Executive and covered by the terms of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

               (f)     Trade Secret Protection. In the event that the Company decides not to pursue patent, copyright or trademark protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of the Company’s rights pursuant to this Agreement. At the Company’s expense, Executive shall also take whatever steps are necessary to sustain the Company’s claim to such trade secrets, including but not limited to: (a) maintaining the confidential nature of any such discoveries or creations; and (b) testifying and providing other support and substantiation for the Company’s claims with regard to the discovery or creation.

               (g)     Reports. With respect to discoveries made by Executive covered by the terms of this Agreement, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of Executive’s discovery.

     Executive shall notify the Company’s General Counsel of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to the Company. Any such discovery shall be reported to the Company’s General Counsel regardless of whether, in Executive’s opinion, a given discovery is of value to the Company, or is protectable under patent, copyright or the laws of any jurisdiction.

               (h)     Infringement Actions. In the event that the Company shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to the Company, except for reimbursement for reasonable expenses incurred by Executive for activities authorized in advance by Company, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of the Company hereunder.

     10.     Obligation of Confidentiality and Non-Competition. Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for three years after termination of Executive’s employment with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof.

     Furthermore, Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company. For the purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non-Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

     Furthermore, Executive agrees not to accept employment, consultancy or other business relationships with a business which directly competes with the Company’s then existing or planned business for twelve months following Executive’s last receipt of compensation from the Company; provided however, the Executive shall have the right to waive his right to receive any further compensation from the Company after the five year period immediately following the termination of his employment with the Company. For the purpose of this paragraph, the Company’s business as of the date of this Agreement shall be defined as telemedicine devices and telemedicine services produced, sold, conducted, developed, or in the process of development by the Company on the date of termination. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities.

Executive and Company agree that the terms of this Section 10 relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company. In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

     While employed by the Company and for a period of twelve months after the cessation of employment for any reason, Executive shall not induce or attempt to influence, either directly or indirectly any other employee or contractor of the Company to terminate his or her employment or relationship with the Company or to work for Executive or any other person or entity.

     11.     Indemnification. The Company shall indemnify, defend and hold and save Executive, his heirs, administrators and executors, and each of them, harmless for any and all actions and causes of action, claims, demands, liabilities, losses, damages or expenses, of whatsoever kind and nature, including judgments, interest and attorneys’ fees and all other reasonable costs, expenses and charges which he, his heirs, administrators and executors, or any of them shall or may be at any time, or from time to time, subsequent to the date of this Agreement sustain or incur, or become subject to by reason of any claim or claims against him, his heirs, administrators or executors or any of them for any reason related to his or his heirs, administrators or executors, or any of them, carrying out the terms and conditions of his responsibilities under this Agreement, except for willful misconduct or criminal acts under U.S. law, and provided further that Executive, his heirs, administrators, executors, or any one of them promptly notifies the Company and its general counsel of adverse claims or threatened or actual lawsuits. United Therapeutics Corporation shall purchase and maintain adequate insurance for this such indemnification coverage from a carrier mutually acceptable to United Therapeutics Corporation and the Executive.

     12     Miscellaneous.

               (a)     Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of the Executive by the Company.

               (b)     Assignment. Neither this Agreement, nor any of Executive’s rights, powers, duties or obligations hereunder may be assigned by Employee; provided however, any amounts owing to Executive upon the Executive’s death shall inure to the benefit of the Executive’s heirs, legatees, legal representatives, executor or administrator. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

               (c)     Notices. All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:

Personal & Confidential—To Be Opened by Addressee Only Ricardo Balda 7845 Ellis Road Melbourne, Florida 32904

And copy to:	Attn: Glenn Adams, Esq.
Holland & Knight LLP
200 South Orange Avenue; Suite 2600
Orlando, Florida, 32801

                                      If to the Company:

UTSC Sub Acquisition, Inc. c/o United Therapeutics Corporation 1110 Spring Street Silver Spring, MD 20910 Attn: CEO

With a copy to:

Paul A. Mahon, Esq. United Therapeutics Corporation 1110 Spring Street Silver Spring, Maryland 20910

               (d)     Amendment; Waiver. This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by the Executive and the Company. Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

               (e)     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

               (f)     Applicable Law. This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of the choice-of-laws rules thereunder. Each of the parties hereto hereby irrevocably consents and submits to jurisdiction of the Circuit Court of the 18th Judicial Circuit in and for Brevard County, Florida and United States District Court the Middle District of Florida in connection with any suit, action or other proceeding concerning the interpretation or enforcement of this Agreement. Each party waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise.

               (g)     Attorneys Fees. If either party initiates proceedings for the other’s breach of this Employment Agreement, the prevailing party shall recover its/his reasonable attorneys’ fees and costs, including such fees and costs of any enforcement or appeal proceedings.

               (h)     Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8, 9, 10, 11 and 12 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein. All obligations of the Company to make payments hereunder shall also be binding upon successors of the Company whether by merger, consolidation, purchase, lease or otherwise.

               (i)     Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

UTSC Sub Acquisition, Inc.

/s/ Ricardo Balda Ricardo A. Balda	/s/ Martine Rothblatt Martine A. Rothblatt, Co-CEO

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